ITEM 77Q1: EXHIBIT

Amendment to Declaration of Trust changing the name of the Emerging Growth Fund to the Mid Cap Growth Fund

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                        TOUCHSTONE VARIABLE SERIES TRUST

                 AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND
                              DECLARATION OF TRUST


         The undersigned hereby certifies that she is the duly elected Assistant Secretary of Touchstone Variable Series Trust and that pursuant to Section 8.3 of the Amended and Restated Agreement and Declaration of Trust of Touchstone Variable Series Trust, the Trustees, at a meeting on November 17, 2005, at which a quorum was present, adopted the following resolutions:

           "RESOLVED, that the name of the Emerging Growth Fund (the `Fund') series of Touchstone Variable Series Trust (the "Trust") be changed to the `Mid Cap Growth Fund'; and

           FURTHER RESOLVED, that the Trust's Restated Agreement and Declaration of Trust and other Trust documents and records, as necessary and appropriate, be amended to reflect the Fund's name change; and

           FURTHER RESOLVED, that the officers of the Trust are authorized and directed to take all action as they deem necessary or desirable in order to carry out the foregoing resolutions."


         The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Amended and Restated Agreement and Declaration of Trust, that said Amendment is to be effective as of May 1, 2006, and that she is causing this Certificate to be signed and filed as provided in Section 8.3 of the Amended and Restated Agreement and Declaration of Trust.

         WITNESS my hand this 19th day of April 2006.



                                      /s/ Betsy Santen
                                      ------------------------------
                                       Betsy Santen, Assistant Secretary